Exhibit 99.1

WESTMORELAND RESOURCE PARTNERS, LP 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Resource Partners, LP Reports 2014 Year End Results

Englewood, CO - February 27, 2015 - Westmoreland Resource Partners, LP (NYSE:WMLP) ("WMLP") today reported its results for fiscal year 2014. Highlights for the year ended December 31, 2014 include:

•	Revenues totaled $322.3 million in 2014.

•	Adjusted EBITDA of $36.3 million was achieved for 2014.

•
WMLP continued their strong safety performance achieving reportable and lost time incident rates approximately 53.0% and 32.1%, respectively, of the Appalachian Basin averages for surface mining operations for the year ended December 31, 2014.

•	As previously announced, WMLP's management intends to resume quarterly distributions of $0.20 per unit beginning in April 2015, or $5.0 million annually.
“Westmoreland completed the acquisition of Oxford Resources GP, LLC, the general partner of Oxford Resource Partners, LP, and 79% of the limited partner interests of Oxford Resource Partners, LP, on December 31, 2014, changing the names of the entities to Westmoreland Resources GP, LLC and Westmoreland Resource Partners, LP, respectively,” noted Keith E. Alessi, Chief Executive Officer. “As such, we are reporting the fiscal year 2014 results today.”
“As we have previously discussed, the ability to acquire the general partner and reset the limited partnership terms provided a unique opportunity to enter the MLP space on favorable terms. Because of this, we viewed the acquisition of the GP and LP interests as a platform to achieve future value enhancement. The 2014 operating results reflect company performance based on a different operating philosophy than the Westmoreland operating model.”
Safety
During 2014, WMLP continued to maintain reportable and lost time incident rates significantly below Appalachian Basin averages, as indicated in the table below.

	2014
	Reportable Rate	Lost Time Rate
WMLP Mines	1.14	0.50
Appalachian Basin Mines	2.15	1.56

Financial Results

	Year Ended December 31,		Increase (Decrease)
	2014	2013	$	%
	(in thousands, except per ton data)
Total revenues	$322,263	$346,767	$(24,504)	(7.1)%
Operating loss	477	5,930	(5,453)	(92.0)%
Adjusted EBITDA[1]	36,296	42,107	(5,811)	(13.8)%
Tons sold - millions of equivalent tons	5.6	6.6	(1.0)	(15.2)%

Adjusted EBITDA was $36.3 million for the year ended December 31, 2014 compared to $42.1 million for the year ended December 31, 2013. Cash coal sales revenue increased 3.1 percent to $52.50 per ton for the year ended December 31, 2014 from $50.92 per ton for the year ended December 31, 2013. For the year ended December 31, 2014, cash cost of coal sales increased by 4.4 percent to $45.92 per ton from $43.99 per ton for the year ended December 31, 2013, primarily due to lower volume and higher costs of transportation and employee compensation. Cash margins decreased 5.1 percent to $6.58 per ton for the year ended December 31, 2014 from $6.93 per ton for the year ended December 31, 2013.
Adjusted Net Loss2 for the year ended December 31, 2014 was $39.7 million, compared to $32.3 million for the year ended December 31, 2013. The following table reconciles Net Loss to Adjusted Net Loss for the year ended December 31, 2014 and 2013.

UNAUDITED RECONCILIATION OF NET LOSS TO ADJUSTED NET LOSS[2]
	Year Ended December 31,
	2014	2013
Net loss	$(28,561)	$(23,700)
Adjustments:
Restructuring and impairment expenses	2,858	1,761
(Gain) loss on disposal of assets, net	(218)	(6,488)
Change in fair value of warrants	(822)	(3,280)
Lost profits on coal sales proceeds	(19,500)	(2,439)
Debt refinancing expenses	—	3,109
Recapitalization costs	5,470	—
Legal settlement proceeds	—	(2,100)
Loss on extinguishment of debt	1,123	808
Adjusted net loss	$(39,650)	$(32,329)
________________________________________________
1 The definition of Adjusted EBITDA, which is a non-GAAP financial measure, and a reconciliation thereof to Net Loss, a comparable GAAP financial measure, are included in a table presented near the end of this press release.
2 The definition of Adjusted Net Loss, which is a non-GAAP financial measure, and a reconciliation thereof to Net Loss, the most comparable GAAP financial measure, are included in a table presented near the end of this press release.

Business Update
As a leading low-cost producer of thermal coal and the largest producer of surface mined coal in Ohio, WMLP continues to focus on its core Northern Appalachian operations. In December 2014, Westmoreland Coal Company ("WCC") contributed to WMLP 30.4 million tons of proven and probable coal reserves in Lincoln County, Wyoming, in exchange for 4,512,500 post-reverse split common units. In connection with this contribution, WMLP entered into a coal mining lease with respect to these coal reserves with a subsidiary of WCC pursuant to which WMLP will earn a per ton royalty as these coal reserves are mined. Through the coal leasing arrangement, the mining of the reserves are expected to generate $5.8 million in average annual royalties over the next three years, with a minimum royalty payment of $1 million per quarter from the start of 2015 through December 31, 2020 and $0.5 million per quarter thereafter through December of 2025.
Management intends to recommend to the Board of Directors a return of the proceeds from the coal royalty revenue stream back to unitholders beginning with a $0.20 per unit quarterly distribution for the first quarter payable in May 2015.
Conference Call
A conference call regarding Westmoreland Resource Partners, LP's 2014 results will be held on February 27, 2015, at 10:00 a.m. Eastern Time. Call-in numbers are:
Live Participant Dial In (Toll Free): 844-WCC-COAL (844-922-2625)
Participant Dial In (International): 201-689-8584

About Westmoreland Resource Partners, LP
Westmoreland Resource Partners, LP is a low-cost producer of high-value thermal coal in Northern Appalachia. It markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts.
     For more information about Westmoreland Resource Partners, LP (NYSE: WMLP), please visit www.OxfordResources.com. Financial and other information about the Partnership is routinely posted on and accessible at www.Oxfordresources.com.
Cautionary Note Regarding Forward-Looking Statements
Forward-looking statements are based on WMLP's current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements, including WMLP's projections for 2015 performance. WMLP cautions you against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions.
Any forward-looking statements made by WMLP in this news release speak only as of the date on which it was made. WMLP undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.
# # #
Contact: Kevin Paprzycki (855) 922-6463

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2014 AND 2013
(in thousands)
	Year Ended December 31,
	2014	2013
Revenues:
Coal revenues	$295,662	336,201
Royalty revenues	284	8
Non-coal revenues	26,317	10,558
Total Revenues	322,263	346,767
Costs and expenses:
Cost of coal revenues	258,575	290,427
Cost of non-coal revenues	1,700	1,619
Depreciation, depletion and amortization	39,315	48,081
Selling and administrative	20,510	17,297
(Gain) loss on sales of assets	(218)	(6,488)
Restructuring and impairment charges	2,858	1,761
Total cost and expenses	322,740	352,697
Operating (loss) income	(477)	(5,930)
Other (expense) income:
Interest expense	(27,787)	(20,246)
Interest income	4	4
Loss on debt extinguishment	(1,123)	(808)
Change in fair value of warrants	822	3,280
Total other expenses	(28,084)	(17,770)
Net loss	(28,561)	(23,700)
Less net loss (income) attributable to noncontrolling interest	1,270	(1,225)
Net loss attributable to WMLP unitholders	(27,291)	(24,925)
Less net loss allocated to general partner	(457)	(497)
Net loss allocated to limited partners	$(26,834)	$(24,428)

UNAUDITED STATEMENT OF CASH FLOWS SUMMARY
YEARS ENDED DECEMBER 31, 2014 AND 2013
(in thousands)
	Year Ended December 31,
	2014	2013
Net cash provided by operating activities	22,565	9,716
Net cash used in investing activities	(8,253)	(22,463)
Net cash provided by (used in) financing activities	(11,480)	11,859

UNAUDITED BALANCE SHEET SUMMARY
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013
(in thousands, except unit data)
	As of December 31,
	2014	2013
Cash	$5,921	$3,089
Total assets	307,588	224,355
Total debt	175,035	163,276
Working capital[1]	19,735	9,952
Total partners capital (deficit)	73,021	(10,998)
Common units outstanding	5,505,087	1,740,589
1Working capital is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define working capital as current assets, plus advance royalties less current liabilities.

UNAUDITED RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA[2]
YEARS ENDED DECEMBER 31, 2014 AND 2013
(in thousands)
	Year Ended December 31
	2014	2013
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(28,561)	$(23,700)
Loss on extinguishment of debt	1,123	808
Interest expense, net of interest income	27,783	20,242
Depreciation, depletion and amortization	39,070	47,847
Accretion of ARO and receivable	2,337	2,293
Amortization of intangible assets and liabilities	245	174
EBITDA	41,997	47,664
Restructuring and impairment charges	2,858	1,761
Legal settlements	(17,548)	(2,100)
Debt refinancing expenses	—	3,109
Recapitalization costs	5,470	—
Change in fair value of warrants	(822)	(3,280)
Sale of oil and gas rights	(232)	(6,116)
(Gain)/loss on sale of assets	14	(372)
Share-based compensation	4,559	1,441
Adjusted EBITDA	$36,296	$42,107
2Reconciliation of Adjusted EBITDA to Net Loss
EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are key metrics used by us to assess our operating performance and we believe that EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:

•
are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; and

•	help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating results.
Neither EBITDA nor Adjusted EBITDA is a measure calculated in accordance with GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing our operating results. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect our cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of our debt obligations.
In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in our industry and in other industries may calculate EBITDA and Adjusted EBITDA differently from the way that we do, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only as supplemental data.

UNAUDITED RECONCILIATION OF NET LOSS TO ADJUSTED NET LOSS[3]
YEARS ENDED DECEMBER 31, 2014 AND 2013
(in thousands)
	Year Ended December 31,
	2014	2013
Net loss	$(28,561)	$(23,700)
Adjustments:
Restructuring and impairment expenses	2,858	1,761
(Gain) loss on disposal of assets, net	(218)	(6,488)
Change in fair value of warrants	(822)	(3,280)
Lost profits on coal sales proceeds	(19,500)	(2,439)
Debt refinancing expenses	—	3,109
Recapitalization costs	5,470	—
Legal settlement proceeds	—	(2,100)
Loss on extinguishment of debt	1,123	808
Adjusted net loss	$(39,650)	$(32,329)
3 Adjusted Net Loss is a non-GAAP financial measure used by management to gauge operating performance. We define Adjusted Net Loss as net income or loss before deducting restructuring and impairment expenses, gain or loss on disposal of assets, change in fair value of warrants, lost profits on coal sales proceeds, debt refinancing expenses, recapitalization costs, legal settlement proceeds and loss on debt extinguishment. Although Adjusted Net Loss is not a measure of financial performance calculated in accordance with GAAP, we believe it is useful to management and others, such as investors and lenders, in evaluating our financial performance without regard to items which are primarily non-cash and our restructuring efforts which are not typical operating activities. Because not all companies calculate Adjusted Net Loss the same way, our calculation may not be comparable to similarly titled measures of other companies.

UNAUDITED OPERATING STATISTICS[4]
YEARS ENDED DECEMBER 31, 2014 AND 2013
(in thousands, except per ton amounts)

	Year Ended December 31,
	2014	2013
Tons of coal sold	5,631	6,602

Coal sales revenue per ton	$52.50	$50.93
Below-market sales contract amortization per ton	—	(0.01
Cash coal sales revenue per ton	52.50	50.92
Cash cost of coal sales per ton	(45.92)	(43.99)
Cash margin per ton	$6.58	$6.93

4 Per ton amounts are calculated by dividing the related amount on the financial statements by the number of tons sold. Although per ton amounts are not measures of performance calculated in accordance with GAAP, we believe they are useful to management and others, such as investors and lenders, in evaluating performance because they are widely used in the coal industry as a measure to evaluate a company's sales performance or control over costs. Because not all companies calculate these measures the same way, our calculations may not be comparable to similarly titled measures of other companies.